Exhibit 99.1
June 27, 2012
QVC Announces Proposed Senior Secured Notes Offering

ENGLEWOOD, Colo. QVC, Inc., a wholly-owned subsidiary of Liberty Interactive Corporation (Nasdaq: LINTA, LINTB), today announced its intention to offer $500 million in aggregate principal amount of senior secured notes due 2022 (the "Notes"). The Notes will be secured by a first-priority lien on the capital stock of QVC, which is the same collateral that secures QVC's existing secured indebtedness and certain future indebtedness. The net proceeds from the offering will be used for general corporate purposes, which may include the refinancing of indebtedness under QVC's existing senior secured credit facility.
QVC will make the offering pursuant to an exemption under the Securities Act of 1933, as amended. The initial purchasers will offer the Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be sold in the United States absent registration or an exemption from the registration requirements of the Securities Act.
In connection with the offering of the Notes, QVC will agree, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the Notes for new registered notes having substantially identical terms as the Notes.
This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-Q and 10-K for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive business which may affect the statements made in this press release.

Contact:
Courtnee Ulrich
720-875-5420
SOURCE Liberty Interactive Corporation